Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Donald Von Hagen
LabCorp Corporate Communications
Phone: +1 336-436-8263
Email: media@labcorp.com

Joost Maltha
Philips Group Press Office
Tel.: +31 6 10 55 8116
E-mail: Joost.Maltha@philips.com
Twitter: @JoostMaltha

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp and Philips collaborate on digital pathology
to enhance the efficiency of pathology diagnostics

Burlington, NC, and Amsterdam, the Netherlands - LabCorp® (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, and Royal Philips (NYSE: PHG, AEX: PHIA), a global leader in health technology, today announced a collaboration to further advance digital pathology. Through the implementation of the Philips IntelliSite Pathology Solution, LabCorp will incorporate digitized workflows within its anatomic pathology services, which are an integral component of its comprehensive clinical laboratory and end-to-end drug development services.

Philips IntelliSite Pathology Solution is the first, and currently the only, digital pathology solution marketed for primary diagnostic use in the US. It aids pathologists in the review and interpretation of digital images of surgical pathology slides that are prepared from formalin-fixed paraffin embedded (FFPE) tissue, with the goal of providing improved turnaround times and supporting the precise analysis of tissue samples. LabCorp will initially implement the system in four of its laboratories, and it will also work with its interested customers to evaluate their potential transition to digital pathology.

“Digital pathology opens new, innovative ways to help laboratories and hospital systems improve workflows and provide better patient care,” said Marlon Thompson, General Manager of Philips Digital Pathology Solutions. “Together with LabCorp, we can accelerate the digital transformation of pathology and intensify collaboration between laboratories and healthcare professionals.”

“Digital pathology offers the opportunity for improved efficiency and enhanced collaboration between our pathologists and our customers,” said Gary M. Huff, CEO of LabCorp Diagnostics. “We are pleased to be the first major commercial laboratory to implement the Philips IntelliSite Pathology Solution, and we look forward to working closely with Philips to identify the best way to integrate a digital pathology solution into our anatomic pathology workflow.”

Philips IntelliSite Pathology Solution is an automated digital pathology image creation, viewing and management system comprised of an ultra-fast scanner, an image management system and a display. This solution contains advanced software tools to manage the scanning, storage, presentation, reviewing, and sharing of images. By supporting the transition to digital workflows, Philips seeks to help pathology laboratories simplify access to histopathology information and implement more efficient workflows.

“Digital pathology is an emerging technology with the potential to improve the delivery of care for patients,” said Dorothy (Dot) Adcock, M.D., chief medical officer for LabCorp Diagnostics. “The opportunity to more quickly access tissue images for analysis, to collaborate more readily with specialty pathologists around the globe, and to provide a faster diagnosis can improve patient care in often challenging areas of cancer diagnosis.”

To learn more about Philips IntelliSite Pathology Solution, visit this website and follow @Philips_Path.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
About Royal Philips
Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people's health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips' health technology portfolio generated 2017 sales of EUR 17.8 billion and employs approximately 74,000 employees with sales and services in more than 100 countries. News about Philips can be found at www.philips.com/newscenter.